Bank Acceptance Agreement

No: 701200088

Applicant: Shanghai Hailu Kunlun Hi-tech Engineering Co.,Ltd

Acceptor: Bank of Ningbo, Shanghai Branch

According to the law, legislation and the business institution , Both parties enter into this agreement based on consensus

Accept the bank acceptance

The total bank acceptance which the applicant apply for is 4 pieces, amount total of RMB 4 million.

On the condition of applicant fulfills its obligation under the agreement, the acceptor agree to accept the bank acceptances, detail as following

	CER Energy	CER Energy	CER Energy	CER Energy
	Recovery	Recovery	Recovery	Recovery
	(Shanghai)	(Shanghai)	(Shanghai)	(Shanghai)
Name	Co.,Ltd	Co.,Ltd	Co.,Ltd	Co.,Ltd
Bank	ICBC Shanghai jidiangang branch	ICBC Shanghai jidiangang branch	ICBC Shanghai jidiangang branch	ICBC Shanghai jidiangang branch
Account number	1001145719006914063	1001145719006914063	1001145719006914063	1001145719006914063
Acceptance amount	RMB 1 million	RMB 1 million	RMB 1 million	RMB 1 million
date of draft	2012.3.6	2012.3.6	2012.3.6	2012.3.6
Maturity date	2012.9.6	2012.9.6	2012.9.6	2012.9.6

Delivery and payment of the bank acceptance

Applicant should deposit enough money to Acceptor before the mature date of bank acceptance under this agreement unconditional. From the mature date of bank acceptance, and as the following, the Acceptor has the rights to deduct the payment from the account of applicant directly.

Commission charge

The commission is calculated with the 0.5% of the total amount of bank acceptance, it is RMB 2000 under this agreement. The applicant agrees to pay this commission to the acceptor at once

Security

1 The applicant should deposit RMB 2 million to the account (no: 70010099000062557) which opened in Acceptor or the branch of Acceptor. The deposit cannot be used by Applicant, before the amount of acceptance has been fully repaid. If the applicant can not repay the enough money at the maturity date, the acceptor has the rights to deduct the lack part from the deposit directly.

2. The interest rate of the deposit is calculated with following method:

It should calculate with the rate of 6 months fixed deposit issued by People's Bank of China, if the period of deposit is not lasting for 6 months, the interest rate will calculate in current deposit rate issued by People's Bank of China.

Undertakings of Applicant

1.	The Applicant undertakes the business rules of acceptor and authorize the acceptor to have the right to deduct the deposit ,commission from its account
2.	The bank acceptance under the contract is based on the true and legal commercial transaction with authenticity and validity
3.	Dispute raised with acceptance holder can not be the obstruction that makes the refusal to fulfill obligation by Applicant .The dispute will have no effect to the rights and obligation of each party under this agreement. The applicant should repay full money to the acceptor on time based Article 2 of this agreement.
4.	Applicant undertakes to provide the document and information for operation status ,financial report ,basic contract per the request of acceptor and should be in the responsible of the authenticity and validity
5.	During the period of this agreement, if there occurs any one situation as following, the Applicant should notice Acceptor in time and provide full deposit for the bank acceptance in advance or new guarantee according to the Acceptor’s requirements. Meanwhile, the Acceptor has the rights to announce the overdue of the credit that the Applicant got from the Acceptor, including but not limited to following: loan, bill discount, bank acceptance, business financing, etc. and the Acceptor has the rights to (1) stop to provide loan (2) recovery principle and interest which has provided (3) bring a lawsuit against (4) apply to seizure of all applicant’s property (5) the other method to keep the assets secure, and the other branch of Bank of Ningbo also has the above rights
(1)	If there is any great operation decision for the applicant, such as Chinese-foreign joint, merge, disjunction, change the line of production, disbandment or bankrupt, the Applicant should notice the Acceptor in written one month advance. The successor of the Applicant would automatically be the new Applicant after the written approval of the Acceptor under this agreement ,the successor willl keep the same responsibility under this agreement
(2)	If there is any change for the name, corporate representative, address , registered capital and so on of the Applicant ,then he should notice the Acceptor in 3 days in written

(3)	Besides above, if there is any other affair which has material effect for the applicant to fulfill its obligation ,including but not limited to stop production, logout, business license revoke, litigious activities, great economic dispute, freezing of property, has trouble in financing status and so on , the Applicant should notice the Acceptor in 3 days in written

6 All the meanings under this agreement are truthfulness. If the agreement is regarded as invalidity, the Applicant will still fulfill its obligation of this contract and will compensate all the loss of Acceptor.

7 The applicant will undertake other obligation which set by law

Rights and obligations of Acceptor

1.	Except the situations of refusal payment set by law, the Acceptor will fully pay the money to the Acceptance holder without any condition at the maturity date of the bank of acceptance even if the Applicant can not pay the enough money
2.	If the Applicant can not pay the enough money at the maturity date, the Acceptor has the rights to regard the unpaid money as overdue loan of the Applicant and will calculate the interest and compound interest according to statement 7 in Article 2 of without signing another loan contract with the applicant. And the acceptor has the rights to deduct the principle and interest and other fee from the applicant’s account or has the rights to get the compensation from the applicant’s guaranty
3.	If there occurs any other material affair not definite in statement 5 of Article 2, which will damage the interest of Acceptor, the Acceptor has the rights to hand over all the acceptance amount in advance or seeking legal security procedures
4.	If the Applicant break any terms or undertakings , besides to undertake the responsibility of specified in Artical7 of this agreement, the Acceptor has the rights to require the Applicant to provide full security deposit for the bank acceptances and take other legal action to insure the assets

Responsibility of Breach

1.	Both parties should fulfill the agreement or should afford the responsibility of breach of agreement according to the related laws and regulations
2.	If the Applicant can not repay the money, the Acceptor has the rights to calculate the interest as 0.5% per day for the part of unpaid money. The interest will be calculated with the interest as 0.5% by compound method
3.	If the Applicant provides the false document or status on purpose. The Applicant shall pay 10% of the acceptance amount under this agreement as the penal sum to the acceptor
4.	If there is any need for the Acceptor to achieve its creditor’s rights , the Applicant should afford the legal cost, action cost ,lawyer cost ,travelling cost or the other cost related to achieve the Acceptor’s rights

Guarantee for creditor's rights

If the applicant does not save or does not save enough cash deposit on the Acceptors, the balance should be guaranteed by the guarantors of Wu Qinghuan and Zhou Jialing. The guarantee contract number is 0700113920120019; 070010920120020

Miscellanea

1.	If there is any dispute raised in the agreement , both parties should resolve by negotiation, if failed , then can bring a lawsuit against in the people's court in the location of the Acceptor
2.	If any party thinks the agreement should have the justice then it needs both parties to apply for the justice to the justice institution and clear the effective of forcible execution. The justice cost should afforded by the Applicant and the Acceptor has the rights to collect for
3.	The matters not mentioned should handle by the laws and regulations, the rules of acceptor and regulator

The contract is in 2 duplicate, each party hold one piece

Declaration and Note

The acceptor has brought the applicant's special attention to all terms in relation to the rights and obligations of each Party, asked the applicant to fully and accurately understand all such terms. The applicant has carefully read and fully understands all contractual terms hereof and has no dispute over the terms of this Contact.

Lender (seal): Bank of Ningbo, Shanghai branch

Person-in-charge/authorized representative: ____Shi Daoming____ __

Borrower (seal):_Shanghai Hailu Kunlun Hi-tech engineering Co.,Ltd

Legal representative/authorized representative: Wu Qinghuan

Date: ____2012-3-6___